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                                                                   EXHIBIT 10.15

eBAY INC.                               2005 HAMILTON AVENUE, SUITE 270
                                        SAN JOSE, CA 95125

                               December 9, 1996
Mr. Michael Wilson
24325 Glenwood Dr.
Los Gatos, CA 95030

Dear Michael:

     eBay, Inc. (the "Company" or "eBay") is pleased to offer you a position as Vice President, Engineering, at a salary, payable every other week, which is equivalent to a monthly salary of $6,500.00. You will also be entitled to the benefits that eBay customarily makes available to employees in positions comparable to yours and it will be recommended to the Board of Directors that you be granted an option for the purchase of 200,000 shares of the Company's Common Stock. The option will be granted under the Company's 1996 Stock Option Plan and, assuming you remain an employee, will vest with respect to 25% of the shares subject to the option one year after the commencement of your employment and, at the end of each month thereafter, with respect to an additional 1/48 of the shares subject to the option.

     In addition, if certain mutually agreed upon objectives have been achieved by you during your employ, it will be recommended to the Board of Directors that you be granted an additional option for the purchase of 100,000 shares of the Company's Common Stock, under the then-current Stock Option Plan. These objectives will be mutually reviewed and agreed upon during your first month of employ.

     The Company asks that you complete the enclosed "Employee Information and Inventions Agreement" prior to commencing employment. In part, this Agreement requests that a departing employee refrain from using or disclosing eBay's Confidential Information (as defined in the Agreement) in any manner which might be detrimental to or conflict with the business interests of eBay or its employees. This Agreement does not prevent a former employee from using his or
                           --------
her general knowledge and experience - no matter when or how gained - in any new field or position. If you should have any questions about the "Employee Confidential Information and Inventions Agreement," please call me.

     Under federal immigration laws, the Company is required to verify each new employee's identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements; this offer of employment is conditioned on submission of satisfactory documentation.

     We hope that you and eBay will find mutual satisfaction with your employment. All of us at eBay are very excited about your joining our team and look forward to a beneficial and fruitful relationship. Nevertheless, employees have the right to terminate their employment at any time with or without cause or notice, and the Company reserves for itself an equal right. We both agree that any
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dispute arising with respect to your employment, the termination of that employment, or a breach of any covenant of good faith and fair dealing related to your employment, shall be conclusively settled by final and binding arbitration in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association (AAA) at the AAA office in San Jose.

     This letter and the "Employee Confidential Information and Inventions Agreement" contain the entire agreement with respect to your employment. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees. Should you have any questions with regard to any of the items indicated above, please call me. Kindly indicate your consent to this employment agreement by signing and returning a copy of this letter and a completed "Employee Confidential Information and Inventions Agreement" to me by December 12, 1996.

                                        Very truly yours,

                                        /s/ Pierre Omidyar
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                                        Pierre Omidyar
                                        Chief Executive Officer

ACCEPTED:


/s/ Michael K. Wilson    12/8/96
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Michael Wilson           Date